Exhibit 99.6
STOCK ORDER FORM Depositor Name f^^?l ik i^^n^piii at cot batch # order # category Depositor Address \EsI baimcshares, inc. recd o C ___ORDER DEADLINE & DELIVERY: A Stock Order Form, properly completed and 100 Liberty Street Time, on , 2009. Subscription rights will become void after this Warren, PA 16365 time. Stock Order Forms can be delivered by using the enclosed Order Reply Envelope, or by hand or overnight delivery to the Stock Information Center Call us toll-free address on this form. You may NOT deliver this form to Northwest Savings at 1 -877-xxx-xxxx Ba nk banking or other offces. Stock Order Forms will only be accepted at this address. Faxes or copies of this form are not required to be accepted. SUBSCR i PTION (4) METHOD OF PAYMENT — DEPOSIT ACCOUNT WITHDRAWAL The undersigned authorizes withdrawal from the Northwest Savings Bank deposit (1) NUMBER OF SHARES PRICE PER SHARE (2) TOTAL PAYMENT DUE account(s) listed below. There will be no early withdrawal penalty applicable for funds r authorized on this form. Funds designated for withdrawal must be in the account(s) listed X C at the ti me this form is re ceived. IR A or othe r re tirem ent accoun ts held a t Nort hwest $10.00 = 3> .00 Sa ving s Ba nk, Noth we st Financ ial S erv ices o th No rthwest S aving s B ank Trust Department, and accounts with check-writing privileges may NOT be listed for direct Minimum Number of Shares: 25 ($250). Maximum Number of Shares : 150,000 ($1.5 million). withdrawal below. See Stock Order Form Instructions for more information regarding maximum number of shares. For Internal Use Only Northwest Savings Bank Deposit Account Numbers) Withdrawal Amount(s) $ .00 (3) METHOD OF PAYMENT — CHECK OR MONEY ORDER $ .00 Enclosed is a personal check, bank check or money order made payable to: Northwest Bancshares, Inc., in the amount of: $ 00 $ .00 Cash, wire transfers and third party checks will not be accepted for this purchase. Checks and money orders Total Withdrawal Amount $.00 will be cashed upon receipt. Northwest Savings Bank line of credit checks may not be remitted as payment. ATTACH A SEPARATE PAGE IF ADDITIONAL SPACE IS NEEDED. (5) PURCHASER INFORMATION ACCOUNT INFORMATION — SUBSCRIPTION OFFERING Subscription Offering . Check the one box that applies, as of the earliest date, to the If you checked box (a), (b) or (c) under “Subscription Offering,” please provide the following information purchaser(s) listed in Section 9: as of the eligibility date under which purchasers) listed in Section 9 below qualify in the Subscription a. Q Depositors with a minimum of $50 on deposit at Northwest Savings Bank or Offering: Keystone State Savings Bank at the close of business on June 30, 2008; Northwest Savings Bank or Keystone State Savings Bank Deposit Account Title (Name(s) on Account) Deposit Account Number b. Depositors with a minimum of $50 on deposit at Northwest Savings Bank or Keystone State Savings Bank at the close of business on September 30, 2009. c. Q Depositors with accounts at Northwest Savings Bank at the close of business on , 2009. Community Offering . If (a) through (c) above do not apply to the purchasers) listed in Section 9, check the frst box that applies to this order: d. Q You are a resident of one of the preferred counties listed in the Prospectus, page . (please write your county of residenc e in Section 9) NOTE: NOT LISTING ALL ELIGIBLE ACCOUNTS, OR PROVIDING INCORRECT OR INCOMPLETE e. You were a Northwest Bancorp Inc. stockholder as of , 2009. INFORMATION COULD RESULT IN THE LOSS OF ALL OR PART OF ANY SHARE ALLOCATION ATTACH f. Q You are placing an order in the Community Offering, but (d) and (e) above do not apply. A SEPARATE PAGE IF ADDITIONAL SPACE IS NEEDED. MANAGEMENT AND EMPLOYEES Check if you are a Northwest Bancorp, MHC, Northwest Bancorp, Inc. or Northwest Savings Bank: Director Q Offcer Q Employee Immediate family member, as defned on the Stock Order Form Instructions. MAXIMUM PURCHASER IDENTIFICATION Check here if you, individually or together with others (see Section 9), are subscribing for the maximum purchase allowed and are interested in purchasing more shares if the maximum purchase limitations are increased. See Stock Order Form Instructions for further guidance. (8) ASSOCIATES/ACTING IN CONCERT Check here if you, or any associates or persons acting in concert with you, have submitted other orders for shares. If you check the box, list below all other orders submitted by you or your associates or by persons acting in concert with you. (continued on reverse side of this form) Name(s) listed in Section 9 on other Stock Order Forms Number of shares ordered Name(s) listed in Section 9 on other Stock Order Forms Number of shares ordered (9) STOCK REGISTRATION The name(s) and address that you provide below will be refected on your stock certifcate, and will be used for communications related to this order. Please PRINT clearly and use full frst and last name(s), not initials. You may not add the name(s) of persons/entities who do not have subscription rights or who qualify only in a lower purchase priority than yours. See Stock Order Form Instructions for further guidance. First Name, Middle Initial, Last Name Reporting SSN/Tax ID No. First Name, Middle Initial, Last Name SSN/Tax ID No. Street Daytime Phone Number (important) City (important) State Zip County (important) Evening Phone Number (important) (10) FORM OF STOCK OWNERSHIP Check the applicable box See Stock Order Form Instructions for ownership definitions. FOR BROKER USE ONLY Individual Joint Tenants Tenants in Common Uniform Transfer to Minors Act I— IRA Corporation/Partnership Other (for reporting ssn, use minor’s) ‘ SSN of Benefcial Owner: (11) ACKNOWLEDGMENT AND SIGNATURE(S) I understand that, to be effective, this form, properly completed, together with full payment, must be received by Northwest Bancshares, Inc. no later than 4:00 p.m. Eastern Time, on , 2009, otherwise this form and all subscription rights will be void. (continued on reverse side of this form) ^ ORDER NOT VALID UNLESS SIGNED -^^ ONE SIGNATURE REQUIRED, UNLESS SECTION 4 OF THIS FORM INCLUDES ACCOUNTS REQUIREING MORE THAN ONE SIGNATURE TO AUTHORIZE WITHDRAWAL. IF SIGNING AS A CUSTODIAN, TRUSTEE, CORPORATE OFFICER, ETC., PLEASE INCLUDE YOUR FULL TITLE. Signature (title, if applicable) Date Signature (title, if applicable) Date

STOCK ORDER FORM — SIDE 2
(8) ASSOCIATES/ACTING IN CONCERT (continued from front of Stock Order Form)
Associate — The term “associate” of a particular person means:
(1)	any corporation or organization, other than Northwest Bancorp, MHC, Northwest Bancorp, Inc., Northwest Savings Bank, Northwest Bancshares, Inc. or a majority-owned subsidiary of Northwest Bancorp, Inc. or Northwest Savings Bank, of which the person is a senior officer, partner or beneficial owner, directly or indirectly, of 10% or more of any equity security;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, that for the purposes of subscriptions in the offering and restrictions on the sale of stock after the conversion, the term “associate” does not include a person who has a substantial beneficial interest in an employee stock benefit plan of Northwest Savings Bank, or who is a trustee or fiduciary of such plan, and for purposes of aggregating total shares that may be held by officers and directors of Northwest Bancorp, MHC, Northwest Bancorp, Inc., Northwest Savings Bank or Northwest Bancshares, Inc., Inc. the term “associate” does not include any tax-qualified employee stock benefit plan of Northwest Savings Bank; and

(3)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Northwest Bancorp, MHC, Northwest Bancorp, Inc., Northwest Savings Bank or Northwest Bancshares, Inc.
Acting in concert — The term “acting in concert” means:
(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.
A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.
We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons exercising subscription rights through a single qualifying deposit account held jointly, whether or not related, will be deemed to be acting in concert unless we determine otherwise.
Please see the Prospectus section entitled “The Conversion and Offering — Limitations on Common Stock Purchases” for more information on purchase limitations.
(11) ACKNOWLEDGEMENT AND SIGNATURE (continued from front of Stock Order Form)
I agree that, after receipt by Northwest Bancshares, Inc., this Stock Order Form may not be modified or canceled without Northwest Bancshares, Inc.’s consent, and that if withdrawal from a deposit account has been authorized, the authorized amount will not otherwise be available for withdrawal. Under penalty of perjury, I certify that (1) the Social Security or Tax ID information and all other information provided hereon are true, correct and complete, (2) I am purchasing shares solely for my own account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares, and (3) I am not subject to backup withholding tax [cross out (3) if you have been notified by the IRS that you are subject to backup withholding.] I acknowledge that my order does not conflict with the overall purchase limitation of $6.0 million, in all categories of the offering combined, for any person or entity, together with associates of, or persons acting in concert with, such person or entity, as set forth in the Plan of Conversion and Reorganization and the Prospectus dated           , 2009.
Subscription rights pertain to those eligible to subscribe in the Subscription Offering. Federal regulations prohibit any person from transferring or entering into any agreement directly or indirectly to transfer the legal or beneficial ownership of subscription rights, or the underlying securities, to the account of another.
I ACKNOWLEDGE THAT THE SHARES OF COMMON STOCK ARE NOT A DEPOSIT OR SAVINGS ACCOUNT AND ARE NOT FEDERALLY INSURED, AND ARE NOT GUARANTEED BY NORTHWEST BANCSHARES, INC OR NORTHWEST SAVINGS BANK OR BY THE FEDERAL GOVERNMENT.
If anyone asserts that the shares of common stock are federally insured or guaranteed, or are as safe as an insured deposit, I should call the Office of Thrift Supervision’s Consumer Response Center, (800) 842-6929.
I further certify that, before purchasing the common stock of Northwest Bancshares, Inc., I received the Prospectus dated           , 2009, and that I have read the terms and conditions described in the Prospectus, including disclosure concerning the nature of the security being offered and the risks involved in the investment described in the
“Risk Factors” section beginning on page           , which risks include, but are not limited to the following:
1.	Changes in interest rates could adversely affect our results of operations and financial condition.

2.	If the allowance for credit losses is not sufficient to cover actual loan losses, our earnings could decrease.

3.	We could record future losses on our securities portfolio.

4.	Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

5.	Any future Federal Deposit Insurance Corporation insurance premiums or special assessments will adversely impact our earnings.

6.	We hold certain intangible assets that could be classified as impaired in the future. If these assets are considered to be either partially or fully impaired in the future, our earnings and the book values of these assets would decrease.

7.	Strong competition may limit growth and profitability.

8.	We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

9.	The United States economy is in a deep recession. A prolonged economic downturn, especially one affecting our geographic market area, will adversely affect our business and financial results.

10.	Continued government action in response to the economic downturn may negatively affect our operations.

11.	Future legislative or regulatory actions responding to perceived financial and market problems could impair our ability to foreclose on collateral.

12.	If our investment in the Federal Home Loan Bank of Pittsburgh becomes impaired, our earnings and stockholders’ equity could decrease.

13.	The Federal Home Loan Bank of Pittsburgh stopped paying dividends during the fourth quarter of 2008. This will negatively affect our earnings.

14.	The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.

15.	We have broad discretion to deploy our net proceeds and our failure to effectively deploy the net proceeds may have an adverse impact on our financial performance and the value of our common stock.

16.	Our failure to effectively reinvest the net proceeds of the offering could reduce our return on stockholders’ equity and our return on assets and negatively impact the value of our common stock.

17.	The ownership interest of management and employees could enable insiders to prevent a merger that may provide stockholders a premium for their shares.

18.	The implementation of the stock-based incentive plan may dilute your ownership interest.

19.	Additional expenses following the conversion from the compensation and benefit expenses associated with the implementation of the new stock-based incentive benefit plan will adversely affect our profitability.

20.	We have not determined whether we will adopt stock-based benefit plans more than one year following the stock offering. Stock-based benefit plans adopted more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would increase our costs.

21.	The contribution of shares to the charitable foundation will dilute your ownership interests and adversely affect net income.

22.	Various factors may make takeover attempts more difficult to achieve.

23.	There may be a decrease in stockholders’ rights for existing stockholders of Northwest Bancorp, Inc.

24.	You may not revoke your decision to purchase Northwest Bancshares, Inc. common stock in the subscription offering after you send us your subscription.
By executing this form, the investor is not waiving any rights under the federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.
See Front of Stock Order Form

NORTHWEST BANCSHARES, INC.
STOCK ORDER FORM INSTRUCTIONS
Sections (1) and (2) – Number of Shares and Total Payment Due. Indicate the Number of Shares that you wish to subscribe for and the Total Payment Due. Calculate the Total Payment Due by multiplying the number of shares by the $10.00 price per share. The minimum purchase is 25 shares ($250). The maximum allowable purchase by a subscriber is 150,000 shares ($1.5 million). Further, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 600,000 shares ($6.0 million) of common stock, in all categories of the offering combined. Current Northwest Bancorp, Inc. stockholders are subject to these purchase limitations and to an overall ownership limitation. Please see the Prospectus section entitled “The Conversion and Offering — Limitations on Common Stock Purchases” for more specific information. By signing this form, you are certifying that your order does not conflict with these purchase limitations.
Section (3) – Method of Payment – Check or Money Order. Payment may be made by including with this form a personal check, bank check or money order made payable to Northwest Bancshares, Inc. These will be cashed upon receipt; the funds remitted by personal check must be available within the account(s) when your Stock Order Form is received. Indicate the amount remitted. Interest will be paid at Northwest Savings Bank passbook savings rate until the offering is completed. Please do not remit cash, a Northwest Savings Bank line of credit check, wire transfers or third party checks for this purchase.
Section (4) – Method of Payment – Deposit Account Withdrawal. Payment may be made by authorizing a direct withdrawal from your Northwest Savings Bank deposit account(s). Indicate the account number(s) and the amount(s) you wish withdrawn. Attach a separate page, if necessary. Funds designated for withdrawal must be available within the account(s) at the time this stock order form is received. Upon receipt of this order, we will place a hold on the amount(s) designated by you – the funds designated will be unavailable to you for withdrawal thereafter. The funds will continue to earn interest within the account(s) at the contract rate, and account withdrawals will be made at the completion of the offering. There will be no early withdrawal penalty for withdrawal from a Northwest Savings Bank certificate of deposit account. Note that you may NOT designate deposit accounts with check-writing privileges. Submit a check instead. Additionally, you may not designate individual retirement accounts or other retirement accounts for direct withdrawal. For guidance on using retirement funds for this purchase, please contact the Stock Information Center as soon as possible – preferably at least two weeks before the ___, 2009 offering deadline and see the Prospectus, beginning on page___. Your ability to use retirement accounts to buy shares cannot be guaranteed and depends on various factors, including timing constraints and where those funds are currently held.
Section (5) – Purchaser Information. Please check the one box that applies to the purchaser(s) listed in Section 9 of this form. Purchase priorities in the Subscription Offering are based on eligibility dates. Boxes (a), (b) and (c) refer to the Subscription Offering. If you checked one of these boxes, list all Northwest Savings Bank and/or Keystone State Savings Bank account numbers that the purchaser(s) had ownership in as of the applicable eligibility date. Include all forms of account ownership (e.g. individual, joint, IRA, etc.) If purchasing shares for a minor, list only the minor’s eligible accounts. If purchasing shares for a corporation or partnership, list only that entity’s eligible accounts. Attach a separate page, if necessary. Failure to complete this section, or providing incorrect or incomplete information, could result in a loss of part or all of your share allocation in the event of an oversubscription. Boxes (d), (e) and (f) refer to a Community Offering. Orders placed in the Subscription Offering will take preference over orders placed in a Community Offering. See “The Conversion and Offering” section of the Prospectus for further details about the Subscription and Community Offerings, including the counties applicable to 5d.
Section (6) – Management and Employees. Check the box if you are a Northwest Savings Bank, Northwest Bancorp, Inc. or Northwest Bancorp, MHC director, officer or employee, or a member of their immediate family. Immediate family includes spouse, parents, siblings and children who reside in the same house as the director, officer or employee.
Section (7) – Maximum Purchaser Identification. Check the box, if applicable. Your failure to check the box will result in you not receiving notification in the event the maximum purchase limit(s) is/are increased. If you check the box but have not subscribed for the maximum amount and did not complete item 8, you will not receive this notification.
Section (8) – Associates/Acting in Concert. Check the box, if applicable, and provide the requested information. Attach a separate page, if necessary.
Section (9) – Stock Registration. Clearly PRINT the name(s) in which you want the shares registered and the mailing address for all correspondence related to your order, including a stock certificate. Each Stock Order Form will generate one stock certificate, subject to the stock allocation provisions described in the Prospectus. IMPORTANT: Subscription rights are non-transferable. If placing an order in the Subscription Offering, you may not add the names of persons/entities who do not have subscription rights or who qualify only in a lower purchase priority than yours. A Social Security or Tax ID Number must be provided. The first number listed will be identified with the stock certificate for tax reporting purposes. Listing at least one phone number is important, in the event we need to contact you about this form. NOTE FOR FINRA MEMBERS (Formerly NASD): If you are a member of the Financial Industry Regulatory Authority (“FINRA”), formerly the National Association of Securities Dealers (“NASD”), or a person affiliated or associated with a FINRA member, you may have additional reporting requirements. Please report this subscription in writing to the applicable FINRA member within one day of payment thereof.
Section (10) – Form of Stock Ownership. For reasons of clarity and standardization, the stock transfer industry has developed uniform stockholder registrations for issuance of stock certificates. Beneficiaries may not be named on stock registrations. If you have any questions on wills, estates, beneficiaries, etc., please consult your legal advisor. When registering stock, do not use two initials – use the full first name, middle initial and last name. Omit words that do not affect ownership such as “Dr.” or “Mrs.” Check the one box that applies.
Buying Stock Individually – Used when shares are registered in the name of only one owner. To qualify in the Subscription Offering, the purchaser named in Section 9 of the Stock Order Form must have had an eligible deposit account at Northwest Savings Bank or Keystone State Savings Bank on June 30, 2008 or September 30, 2009 or a Northwest Savings Bank deposit account on ___, 2009.
Buying Stock Jointly – To qualify in the Subscription Offering, the persons named in Section 9 of the Stock Order Form must have had an eligible deposit account at Northwest Savings Bank or Keystone State Savings Bank on June 30, 2008 or September 30, 2009 or a Northwest Savings Bank deposit account on ___, 2009.
Joint Tenants – Joint Tenancy (with Right of Survivorship) may be specified to identify two or more owners where ownership is intended to pass automatically to the surviving tenant(s). All owners must agree to the sale of shares.
Tenants in Common – May be specified to identify two or more owners where, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All owners must agree to the sale of shares.
Buying Stock for a Minor – Shares may be held in the name of a custodian for a minor under the Uniform Transfer to Minors Act. To qualify in the Subscription Offering, the minor (not the custodian) named in Section 9 of the Stock Order Form must have had an eligible deposit account at Northwest Savings Bank or Keystone State Savings Bank on June 30, 2008 or September 30, 2009 or a Northwest Savings Bank deposit account on ___, 2009.
The standard abbreviation for custodian is “CUST.” The Uniform Transfer to Minors Act is “UTMA.” Include the state abbreviation. For example, stock held by John Smith as custodian for Susan Smith under the PA Uniform Transfer to Minors Act, should be registered as John Smith CUST Susan Smith UTMA-PA (list only the minor’s social security number).
Buying Stock for a Corporation/Partnership – On the first name line, indicate the name of the corporation or partnership and indicate that entity’s Tax ID Number for reporting purposes. To qualify in the Subscription Offering, the corporation or partnership named in Section 9 of the Stock Order Form must have had an eligible deposit account at Northwest Savings Bank or Keystone State Savings Bank on June 30, 2008 or September 30, 2009 or a Northwest Savings Bank deposit account on ___, 2009.
Buying Stock in a Trust/Fiduciary Capacity – Indicate the name of the fiduciary and the capacity under which they are acting (for example, “Executor”), or name of the trust, the trustees and the date of the trust. Indicate the Tax ID Number to be used for reporting purposes. To qualify in the Subscription Offering, the entity named in Section 9 of the Stock Order Form must have had an eligible deposit account at Northwest Savings Bank or Keystone State Savings Bank on June 30, 2008 or September 30, 2009 or a Northwest Savings Bank deposit account on ___, 2009.
Buying Stock in a Self-Directed IRA (for trustee/broker use only) – Registration should reflect the custodian or trustee firm’s registration requirements. For example, on the first name line indicate the name of the brokerage firm, followed by CUST or TRUSTEE. On the second name line, indicate the name of the beneficial owner (for example, “FBO John SMITH IRA”). You can indicate an account number or other underlying information, and the custodian or trustee firm’s address and department to which all correspondence should be mailed related to this order, including a stock certificate. Indicate the TAX ID Number under which the IRA account should be reported for tax purposes. To qualify in the Subscription Offering, the beneficial owner named in Section 9 of this form must have had an eligible deposit account at Northwest Savings Bank or Keystone State Savings Bank on June 30, 2008 or September 30, 2009 or a Northwest Savings Bank deposit account on ___, 2009.
Section (11) – Acknowledgment and Signature. Sign and date the Stock Order Form where indicated. Before you sign, please carefully review the information you provided and read the acknowledgment. Verify that you have printed clearly, and completed all applicable shaded areas on the Stock Order Form. Only one signature is required, unless any account listed in Section 4 requires more than one signature to authorize a withdrawal.
Please review the Prospectus carefully before making an investment decision. Deliver your completed Stock Order Form, with full payment or withdrawal authorization, so that it is received (not postmarked) by Northwest Bancshares, Inc. by 4:00 p.m., Eastern Time, on                                                              , 2009. Stock Order Forms can be delivered by using the enclosed postage paid Order Reply Envelope, or by hand or overnight delivery to the Stock Information Center address on the front of the Stock Order Form. Stock Order Forms will only be accepted at this address. We are not required to accept Stock Order Forms that are found to be deficient or incorrect, or that do not include proper payment or the required signature.
OVERNIGHT DELIVERY can be made to the Stock Information Center address provided on the front of the Stock Order Form.
QUESTIONS? Call our Stock Information Center, toll-free, at 1-(877) xxx-xxxx Monday through Friday from 10:00 a.m. to 4:00 p.m. Eastern Time. The Stock Information Center is not open on weekends or bank holidays.